Exhibit 99.1

Apricus Biosciences Provides Corporate Update and Second Quarter Financial Results

Strategic Focus on Growing Global Vitaros® Revenue and Achieving Profitability in 2017
Apricus Granted Type B Meeting with FDA to Discuss the Vitaros® U.S. NDA Re-Submission
Conference Call / Webcast Today, Thursday, August 4, 2016 at 4:30 p.m. ET

SAN DIEGO, CA, August 4, 2016 (GLOBE NEWSWIRE) - Apricus Biosciences, Inc. (Nasdaq:APRI), a biopharmaceutical company advancing innovative medicines in urology and rheumatology, today reported financial results for the second quarter of 2016 and provided a corporate update on its priorities for 2016.

“In the second quarter, we sharpened our strategic focus in an effort to maximize the regulatory and commercial success of Vitaros with the goal of building a thriving and profitable global Vitaros brand,” stated Richard W. Pascoe, Chief Executive Officer. “Our primary corporate goal continues to be the potential regulatory approval of Vitaros in the United States. In an effort to advance our Vitaros NDA resubmission, we requested, and we were recently granted, a Type B meeting with the FDA, scheduled for November 17, 2016. The purpose of this meeting is to confirm our strategy for addressing the deficiencies contained in the original 2008 Complete Response letter. We will incorporate any FDA feedback into the final submission, which we expect to occur as soon as possible after the meeting. We view the granting of this meeting as a favorable development and a reflection of our commitment to maintaining a constructive relationship with all regulatory authorities. Additionally, we have consolidated Vitaros territories in Europe and Asia with our newest partner Ferring in an effort to expand the global availability of Vitaros and increase revenue in important markets such as Germany. Moreover, we have substantially reduced our operating expenses and improved our balance sheet as part of our strategy to achieve profitability in 2017.”

Second Quarter Highlights and Recent Developments

Apricus updated its corporate goals early in the second quarter to focus on increasing Vitaros’ value through the fostering and expansion of its commercial partnerships, in the U.S. and globally, and strengthening the Company’s financial position. Second quarter and recent highlights include:

•
Expanded the Company’s exclusive Vitaros distribution agreement with Ferring International S.A. in Latin America to now include Germany, Austria, Belgium, Denmark, Finland, Iceland, Luxembourg, Norway, the Netherlands, Sweden, Switzerland and certain countries in Asia (previously Sandoz’s territories), the United Kingdom (previously Takeda’s territory) and Korea for up to an additional $3.85 million in upfront and pre-commercialization milestone payments and up to an additional $1.5 million in launch milestone payments, plus royalties on future net sales;

•
Closed on a common stock purchase agreement with Aspire Capital. Aspire Capital completed an initial purchase of 2,531,645 shares of common stock for proceeds of $1.0 million and has committed to purchase up to $6.0 million in additional shares of common stock over the next 24 months. No warrants were associated with this agreement;

•
Announced receipt of regulatory approval of Vitaros in Lebanon by our partner in the Middle East, Elis Pharmaceuticals, marking an important entry into a highly attractive Middle Eastern erectile dysfunction market; and

•	Obtained regulatory approval in Europe for an improved delivery device material of construction for the refrigerated version of Vitaros.

Strategic Priorities

Apricus continues to focus on achieving the following key strategic objectives:

Vitaros®* (alprostadil)

•
Continue implementation of the U.S. regulatory approval strategy to address the safety and manufacturing issues raised by the FDA in the original Vitaros NDA submission, with an NDA resubmission targeted for the fourth quarter of 2016 and an approval decision expected after a six month review period;

•
Continue to support the Company’s ex-U.S. partners’ efforts to build a global brand and increase revenue by supporting new commercial launches by the Company’s partners and assisting the Company’s partners in obtaining additional regulatory approvals in their respective territories; and

•
Continue to generate the required data in 2016 to support delivery device improvements and related regulatory submission(s) with a priority to support the U.S. NDA resubmission of the refrigerated version of Vitaros.

RayVa™ (alprostadil)

•	Explore Orphan Drug Designation in the U.S. and EU; and

•	Explore global or regional partnerships prior to initiating the Phase 2b study.

Corporate/Financial

•	Reduce operating expenses by approximately 30% in 2016 and 60% in 2017 as compared to 2015 operating expenses; and

•	Grow Vitaros revenue, seek non-dilutive capital, and utilize lower cost of capital financial instruments to fund operations with the goal of achieving profitability in 2017.

Second Quarter Financial Results

Revenue for each of the quarters ended June 30, 2016 and 2015 was $0.5 million. Revenue during the quarter ended June 30, 2016 was comprised of $0.3 million in royalty revenues, an increase of $0.2 million or 305.3% over the quarter ended June 30, 2015. Revenue during the quarter ended June 30, 2015 included $0.4 million in product sales, the decline of which in 2016 was a result of our commercialization partners working directly with our manufacturers. Net loss for the quarter ended June 30, 2016 was $3.3 million, or loss per share of $0.05, compared to a net loss of $5.2 million, or $0.10 per share for the second quarter of 2015. Reducing the net loss for the quarter ended June 30, 2016 was a non-cash change in the fair value of the Company’s warrant liability in the amount of $1.6 million.

As of June 30, 2016, cash and cash equivalents totaled $2.7 million, compared to $3.9 million as of December 31, 2015. Cash and cash equivalents at June 30, 2016 do not reflect the receipt of $2.0 million in upfront payments received in July related to the Ferring Northern Europe and Asia territory expansion, nor any proceeds from sales of common stock to Aspire Capital.

2016 Financial Outlook

Early in the second quarter of 2016, Apricus reduced its staff, including the executive team, by approximately 30%, decreased the size of the Board by one member and reduced the Board’s cash compensation. Apricus plans to continue to reduce operating expenses (excluding non-cash stock-based compensation expense and depreciation expense), with a goal of achieving reductions of approximately 30% in 2016 and 60% in 2017 as compared to 2015 operating expenses (excluding non-cash stock-based compensation expense and depreciation expense).

In 2016, Apricus expects to continue to generate cash from milestone or licensing payments and royalty revenues from its partners’ sales of Vitaros. Apricus will also continue to pursue out-licensing opportunities for Vitaros in Japan and China. Apricus’ expenditures will include minimal costs for the preparatory Phase 2b clinical development of RayVa, as well as costs for activities associated with supporting the regulatory approval of Vitaros in the U.S. and the commercialization of Vitaros in Europe.

Conference Call Details

Apricus will host a live conference call and webcast today at 4:30 p.m. Eastern Time to discuss the Company’s financial results and provide a corporate update. To participate by telephone, please dial (855) 780-7196 (Domestic) or (631) 485-4867 (International). The conference ID number is 57715600. The live and archived audio webcast can be accessed through the Investors Relations’ section of the Company’s website at www.apricusbio.com. Please log in approximately five to ten minutes before the event to ensure a timely connection. The archived webcast will be available for 30 days following the live call.

About Apricus Biosciences, Inc.

Apricus Biosciences, Inc. (APRI) is a biopharmaceutical company advancing innovative medicines in urology and rheumatology. Apricus’ commercial product, Vitaros®, for the treatment of erectile dysfunction, is approved in Europe and Canada and is being commercialized in several countries in Europe. In September 2015, Apricus in-licensed the U.S. development and commercialization rights for Vitaros from Allergan. Apricus’ marketing partners for Vitaros include Recordati Ireland Ltd. (Recordati S.p.A.), Ferring International Center S.A. (Ferring Pharmaceuticals), Laboratoires Majorelle, Bracco S.p.A., Mylan NV and Elis Pharmaceuticals Ltd. Apricus currently has one active product candidate, RayVa™, its product candidate for the treatment of the circulatory disorder Raynaud’s phenomenon.

For further information on Apricus, visit http://www.apricusbio.com.

*Vitaros® is a registered trademark of NexMed International Limited. Such trademark is registered in certain countries throughout the world and pending registration in the United States.

Forward Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act, as amended. Statements in this press release that are not purely historical are forward-looking statements. Such forward-looking statements include, among other things: Apricus’ plans to grow revenues for Vitaros® outside the United States, the timing and significance of the Type B meeting with the FDA, the timing of regulatory submission and approval of Vitaros in the United States, if any; Apricus’ plans for life-cycle development programs for Vitaros; Apricus’ development and partnering plans for RayVa™; Apricus’ plans to pursue out-licensing opportunities for Vitaros in Japan and China; Apricus’ plans to reduce operating expenses and achieve profitability, including projected 2016 and 2017 cost savings; and Apricus’ 2016 strategic objectives. Actual results could differ from those projected in any forward-looking statements due to a variety of reasons that are outside the control of Apricus, including, but not limited to: the FDA may reject our strategy for addressing the deficiencies from the 2008 Complete Response letter at our meeting in November 2016; the risk that the cost and other negative effects related to the reduction of Apricus’ workforce may be greater than anticipated; the risk that Apricus may not realize the benefits expected from the new strategic focus, workforce reduction and other cost control measures; Apricus’ dependence on its commercial partners to carry out the commercial launch or grow sales of Vitaros in various territories and the potential for delays in the timing of commercial launches in additional countries; competition in the erectile dysfunction market and other markets in which Apricus and its partners operate; Apricus’ ability to obtain FDA and other requisite governmental approval for Vitaros; Apricus’ ability to further develop Vitaros, such as delivery device improvements; Apricus' ability to carry out further clinical studies for Vitaros, if required, as well as the timing and success of the results of such studies; Apricus’ ability to achieve U.S. and EU Orphan Designation for RayVa; Apricus’ ability to retain and attract key personnel; Apricus’ ability to raise additional funding that it may need to continue to pursue its commercial and business development plans; Apricus’ ability to remain in compliance with the terms and restrictions under the credit facility; Apricus’ ability to secure an ex-U.S. strategic partner for RayVa and a licensing partner for Vitaros in Japan and China; and market conditions. These forward-looking statements are made as of the date of this press release, and Apricus assumes no obligation to update the forward-looking statements, or to update the reasons why actual results could differ from those projected in the forward-looking statements. Readers are urged to read the risk factors set forth in Apricus’ most recent annual report on Form 10-K, subsequent quarterly reports filed on Form 10-Q, and other filings made with the SEC. Copies of these reports are available from the SEC’s website at www.sec.gov or without charge from Apricus.

(Financial Information to Follow)

CONTACT:     Matthew Beck
        mbeck@troutgroup.com
        The Trout Group
        (646) 378-2933

Selected Financial Information
Condensed Consolidated Statements of Operations
(In thousands, except per share amounts) (Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015
Revenue
License fee revenue	$50	$—	$50	$350
Royalty revenue	304	75	671	163
Product sales	110	387	369	424
Total revenue	464	462	1,090	937

Cost of goods sold	93	509	326	742
Gross profit (loss)	371	(47)	764	195

Research & development expense	2,787	3,107	5,593	6,375
General & administrative expense	2,294	2,669	4,698	5,765
Total operating expense	5,081	5,776	10,291	12,140

Other income (expense)	1,372	578	3,684	288
Net loss	$(3,338)	$(5,245)	$(5,843)	$(11,657)

Basic and diluted loss per common share	$(0.05)	$(0.10)	$(0.10)	$(0.24)
Weighted average common shares outstanding used for basic and diluted loss per share	61,817	50,414	58,433	49,031

Condensed Consolidated Balance Sheets
(In thousands)

	June 30, 2016	December 31, 2015
	(Unaudited)

Cash and cash equivalents	$2,723	$3,887
Other current assets	2,202	2,330
Property and equipment, net	1,163	1,290
Other long term assets	78	274
Total assets	$6,166	$7,781

Accounts payable, accrued expenses and other current liabilities	$4,945	$6,146
Notes payable	8,070	9,401
Warrant liability	2,211	1,841
Deferred revenue	250	137
Other long term liabilities	131	200
Stockholders’ deficit	(9,441)	(9,944)
Total liabilities and stockholders’ deficit	$6,166	$7,781